Mail Stop 3561


										July 18, 2006




Mr. Maurice Marciano
Co-Chief Executive Officer and Director
Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021


		RE:	Guess?, Inc.
			Form 10-K for Fiscal Year Ended December 31, 2005 Form 10-Q for Fiscal Quarter Ended March 31, 2006
Filed March 13, 2006 and May 11, 2006
			File No.  1-11893

Dear Mr. Marciano:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									Jim Allegretto
									Senior Assistant
Chief
Accountant
March 22, 2005
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